EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:
Fred Lash
Chief Financial Officer
908-766-5000

Investors: Tiernan Cavanna / Lanie Fladell
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES ANNOUNCES 2003 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

BASKING RIDGE, NJ, February 25, 2004, Hooper Holmes, Inc. (AMEX:HH) today reported financial results for the fourth quarter and twelve months ended December 31, 2003. Both revenue and operating results were consistent with expectations.

Total revenues for the quarter increased 10.8% to $75.6 million from $68.2 million in the fourth quarter of 2002. Net income was $2.8 million, or $0.04 per diluted share, compared to $4.4 million, or $0.07 per diluted share, in the 2002 fourth quarter. Selling, general, and administrative expenses in the fourth quarter of 2003 included additional expenses associated with the companies acquired in late 2002 and 2003 and approximately $600,000 ($0.005 per diluted share) in legal expenses related to an agreement with a client. The Company does not expect to incur any material additional legal expenses with respect to this client agreement.

Revenues for the Company’s Health Information Business Unit (“HIBU”), comprised of Portamedic, Infolink, Heritage Labs and Medicals Direct Group (our UK subsidiary acquired in August 2002), grew 7.4% to $67.7 million compared to $63.1 million in last year’s fourth quarter. Fourth quarter revenue growth in the HIBU reflects strong performance from Medicals Direct Group, Heritage Labs and Infolink, which was offset by lower revenue from Portamedic due to continued softness in life insurance application activity and competitive pricing in the life insurance market.

Revenues for the Company’s Diversified Business Unit (“DBU”), including D&D Associates which was acquired in October 2002, were $7.9 million in the fourth quarter of 2003 compared to $8.3 million in the third quarter of 2003 due to lower automobile claims activity in New York state and certain clients distributing claims cases more evenly among its service providers.

Jim McNamee, Chairman, President and Chief Executive Officer of Hooper Holmes, stated, “2003 was a good year for Hooper Holmes. In the HIBU, our ability to generate revenue growth despite continued softness in the life insurance industry underscores the strength of our business strategy to broaden our service offering and expand internationally in order to reduce our dependence on life insurance application activity.

The HIBU’s performance was generated by: continuing favorable trends in the U.K. life insurance market driving strong revenue growth in Medicals Direct, which, as a part of Hooper Holmes consolidated results since August of 2002, increased its revenues $5.1 million from $3.0 million in the fourth quarter of 2002 to $8.1 million in the fourth quarter of 2003; Heritage Labs, which generated 34% revenue growth due to continued market share gains; and Infolink, which generated 15% revenue growth on the success of it’s new state-of-the-art call center. Additionally, amid continued softness and rising competition, management believes it maintained its share of the U.S. paramedical examinations market.

In our parallel operating division, the DBU, we made good progress refining the operating infrastructure to make way for expanded profitability in the long term and implemented important strategic initiatives to expand our medical evaluation services practice into new fields—such as workers’ compensation.”

For the year ended December 31, 2003, Hooper Holmes’s revenues increased 15.3% to $300.2 million from $260.3 million in 2002. Net income for 2003 was $15.8 million, or $0.24 per diluted share, which included over $1 million ($0.01 per diluted share) of the previously mentioned legal expenses and the additional SG&A expense of acquired companies in late 2002 and 2003. Throughout 2004, we expect our SG&A cost levels to steadily improve, and in the long-term, we believe SG&A expense will return to more traditional levels. Reported net income for 2002 was $14.3 million, or $0.21 per diluted share. Net income for 2002 included a charge of $4.1 million, or $0.06 per diluted share, related to the Company’s write-down of its investment in e-Nable Corporation.

Mr. McNamee added, “Capitalizing on our strategic progress in the DBU, in October, we purchased Medimax, Inc. and entered the Pennsylvania and New Jersey independent medical examination (IME) markets and in early January 2004, we entered New York’s workers’ compensation IME market with our acquisition of Allegiance Health Services, Inc. The combination of Allegiance and D&D Associates creates one of the largest IME providers in New York State, with superior geographic coverage, expertise in automobile no-fault and workers’ compensation insurance and an impressive operating infrastructure.

Looking ahead, we expect 2004 to be another solid year for Hooper. For the full-year 2004, we expect revenues to range between $325 million and $335 million, with earnings in the range of $0.27 to $0.29 per diluted share.”

Hooper Holmes will host a conference call today to discuss fourth quarter and year end results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the

United Kingdom.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

2003 CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2003	2002	2003	2002
Revenues	$75,609	$68,221	$300,182	$260,317
Cost of operations	54,830	49,098	213,709	185,760

Gross profit	20,779	19,123	86,473	74,557

Selling, general and administrative expenses	15,743	12,347	59,679	45,935
Investment reserve	0	0	0	6,750

Operating income (loss)	5,036	6,776	26,794	21,872

Other income (expense):
Interest expense	(173)	(27)	(443)	(113)
Interest income	185	383	768	2,309
Other (expense) income, net	(145)	(67)	(820)	(619)

	(133)	289	(495)	1,577

Income before income taxes	4,903	7,065	26,299	23,449
Income taxes	2,122	2,642	10,452	9,156

Net income	$2,781	$4,423	$15,847	$14,293

Earnings per share:
Basic	$0.04	$0.07	$0.24	$0.22

Diluted	$0.04	$0.07	$0.24	$0.21

Weighted average number of shares:
Basic	64,803,095	64,505,296	64,773,346	64,868,163
Diluted	66,560,189	66,288,419	66,598,604	67,229,119

-MORE-

HOOPER HOLMES INC.

CONSOLIDATED BALANCE SHEETS

	12/31/03	12/31/02
ASSETS
Current Assets:
Cash and cash equivalents	$28,291,019	$23,298,151
Marketable securities	10,603,332	22,761,101
Accounts receivable, net	34,663,082	27,809,521
Other current assets	6,569,707	6,823,818

Total current assets	80,127,140	80,692,591

Property, plant and equipment:	33,736,508	30,620,147
Less: Accumulated depreciation and amortization	24,152,655	21,924,363

Property, plant and equipment, net	9,610,853	8,695,784
Goodwill, net	135,130,744	117,075,544
Intangible assets, net	29,617,156	28,474,439
Other assets	810,358	1,291,172

Total assets	$255,296,251	$236,229,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,000,000	$172,776
Accounts payable	12,106,987	10,436,388
Accrued expenses:
Insurance benefits	149,613	484,748
Salaries, wages and fees	1,478,189	1,816,791
Payroll and other taxes	552,464	449,093
Income taxes payable	3,116,446	2,703,713
Other	8,714,175	5,853,132

Total current liabilities	27,117,874	21,916,641

Long term debt, less current maturities	2,028,363	3,313,983
Other long term liabilities	4,554,160	806,195
Deferred income taxes	1,758,879	3,483,114
Minority interest	358,705	902,650

Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2003 and 2002.	2,699,963	2,699,963
Additional paid-in capital	127,487,718	128,079,363
Accumulated other comprehensive income	855,719	160,873
Retained earnings	108,613,932	96,009,551

	239,657,332	226,949,750
Less: Treasury stock at cost (2,662,151 and 2,754,151 shares)	20,179,062	21,142,803

Total stockholders’ equity	219,478,270	205,806,947

Total liabilities and stockholders’ equity	$255,296,251	$236,229,530

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